UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2018

The Crypto Company

(Exact name of registrant as specified in its charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23805 Stuart Ranch Road, Suite 235 Malibu, CA	90265
(Address of principal executive offices)	(Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information disclosed in Item 2.03 hereof is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 3, 2018, CoinTracking, LLC, a Nevada limited liability company (“Borrower”), a wholly-owned subsidiary of The Crypto Company, a Nevada corporation (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with CoinTracking GmbH, a private limited liabilty company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany (“Lender”), pursuant to which Lender may provide a loan (the “CoinTracking Loan”) of up to three million dollars ($3,000,000) to Borrower, to be advanced to Borrower in one or more tranches, at such times and in such amounts as may be requested by Borrower from time to time, on or before the tenth anniversary of the Loan Agreement. The Company is deemed obligor of Borrower’s obligations under the Loan Agreement for United States Federal income tax purposes.

Interest on the Loan will accrue at a rate per annum of the greater of (i) three percent (3%), or (ii) the interest rates published monthly by the United States Internal Revenue Service and in effect under section 1274(d) of the Internal Revenue Code in effect as of the date of issuance of any promissory note under the Loan, and will be payable quarterly.

On April 3, 2018, pursuant to the Loan Agreement, Lender advanced one million dollars ($1,000,000) to Borrower in exchange for a promissory note (the “Note”) of equal principal amount. The Note will mature on the second anniversary thereof.

The foregoing summary of the Loan Agreement and the Note does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Loan Agreement and the Note, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan Agreement by and between CoinTracking, LLC and CoinTracking GmbH, dated as of April 3, 2018
10.2	Promissory Note issued by CoinTracking LLC to CoinTracking GmbH, dated as of April 3, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY
Date: April 9, 2018
	By:	/s/ Michael Poutre
	Name:	Michael Poutre
	Title:	Chief Executive Officer